PROSPECTUS SUPPLEMENT DATED OCTOBER 6, 2000     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC FILE NO. 333-84661

                                  $100,000,000
                                  ITC/\DeltaCom
                 4 1/2% Convertible Subordinated Notes Due 2006

     This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

     The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below.


                                                            Principal          Principal
                                                         Amount of Notes       Amount of           Common
                                                          Beneficially          Notes           Stock Owned         Common
                                                           Owned Prior         Offered          Prior to the     Stock Offered
         Name                                           to the Offering         Hereby          Offering(1)        Hereby(2)
         ----                                           ----------------       --------         ------------     -------------
Bear Stearns & Co. ..............................       $   1,375,000        $   1,375,000          51,556            51,556
White River  Securities LLC......................       $   1,375,000        $   1,375,000          51,556            51,556
Triton Capital Investments, Ltd. ................       $   5,250,000(4)     $   5,250,000         196,850(4)        196,850
Greyhound Lines..................................       $     100,000(5)     $     100,000           3,749(5)          3,749
LDG Limited......................................       $     150,000        $     150,000           5,624             5,624
TQA Master Fund..................................       $   1,000,000        $   1,000,000          37,495            37,495
TQA Master Plus Fund.............................       $     850,000(6)     $     850,000          31,871(6)         31,871
Employee Benefit Convertible Securities
   Fund..........................................       $     225,000(6)     $     225,000           8,436(6)          8,436
Nations Capital Income Fund......................       $   3,150,000        $   3,150,000         118,110           118,110
Value Line Convertible Fund, Inc. ...............       $     500,000        $     500,000          18,747            18,747
Alexandra Global Investment Fund I Ltd. .........       $   3,000,000(7)     $   3,000,000         112,485(7)        112,485
Conseco Senior Health Insurance Company -
   Convertible...................................       $     625,000        $     625,000          23,434            23,434
Conseco Health Insurance Company-Convertible.....       $     625,000        $     625,000          23,434            23,434
Conseco Funds Group - Convertible................       $   1,000,000        $   1,000,000          37,495            37,495
BNP Arbitrage SNC................................       $   2,900,000        $   2,900,000         108,736           108,736
Highbridge International LLC.....................       $   6,255,000(8)     $   6,255,000         234,533(8)        234,533
AFTRA Health Fund................................       $     250,000        $     250,000           9,373             9,373
Coditec International Ltd. E (VBL)...............       $      50,000        $      50,000           1,874             1,874
Faria Fund Ltd. .................................       $      50,000        $      50,000           1,874             1,874
Pacific Life Insurance Company...................       $   1,000,000        $   1,000,000          37,495            37,495
Pitney Bowes Retirement Fund.....................       $   2,000,000        $   2,000,000          74,990            74,990
Sage Capital.....................................       $   1,300,000(9)     $   1,300,000          48,743(9)         48,743
Morgan Stanley Dean Witter.......................       $  12,527,000(10)    $  12,527,000         469,703(10)       469,703
                                                        -----------------    -------------     ---------------   -----------
   Subtotal......................................       $  45,557,000        $  45,557,000       1,708,173         1,708,173
Unnamed holders of previously registered
   notes(11).....................................       $  53,548,000        $  53,548,000       2,007,799         2,007,799
Any other holders of notes or future
   transferees from such holders(3)..............       $     895,000        $     895,000          33,558            33,558
                                                        -------------        -------------     -----------       -----------

   Total.........................................       $ 100,000,000        $ 100,000,000       3,749,531         3,749,531
                                                        =============        =============     ===========       ===========

------------------------
(1) Composed of the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail in the accompanying prospectus under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus supplement and accompanying prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail in the accompanying prospectus under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.

(3) Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes pursuant to the prospectus until such holder is included as a selling holder in a supplement to the prospectus in accordance with the registration rights agreement. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.

(4) Includes $2,300,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(5) Includes $50,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(6) Includes $25,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(7) Includes $435,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(8) Includes $1,000,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(9) Includes $1,050,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(10) Includes $11,527,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(11) Based on information provided to ITC/\DeltaCom by the trustee on October 3, 2000. Excludes $16,412,000 principal amount of previously registered notes identified in footnotes (4) through (10).

                                      S-2